Exhibit 4.2

FIRST AMENDMENT

TO

WARRANT AGREEMENT

THIS FIRST AMENDMENT TO WARRANT AGREEMENT (this “Amendment”) is entered into as of November 15, 2013, by and between HERCULES TECHNOLOGY GROWTH CAPITAL, INC. (“Warrantholder”) and AMERICAN SUPERCONDUCTOR CORPORATION (“Company”).

RECITALS

Company and Warrantholder are parties to that certain Warrant Agreement to Purchase Common Shares of Company dated as of June 5, 2012 (the “Warrant”). Unless otherwise defined herein, capitalized terms in this Amendment shall have the meanings assigned in the Warrant. In connection with the First Amendment to Loan and Security Agreement of even date, the parties desire to amend the Warrant in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1.	The term “Exercise Price” defined in Section 1 of the Warrant is amended to read as follows:

“Exercise Price” means $1.95, subject to adjustment pursuant to Section 8.

2.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. Except as amended hereby, the Warrant remains in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

AMERICAN SUPERCONDUCTOR CORPORATION

By:	/s/ David Henry
Title:	Senior Vice President and Chief Financial Officer

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

By:	/s/ Ben Bang
Title:	Senior Counsel